Exhibit 10.1

EXECUTION VERSION

USD 88,750,000 UPSIZED, AMENDED AND RESTATED

TERM LOAN FACILITIES AGREEMENT

dated 26 September 2016

in respect of an

Up to USD 50,000,000 TERM LOAN FACILITY AGREEMENT

dated 20 October 2015

for

DHT Leopard Limited
Chris Tanker Corporation
Ann Tanker Corporation
Cathy Tanker Corporation
and
Sophie Tanker Corporation
as joint and several Borrowers

with

DHT Holdings, Inc.
as Guarantor

arranged by

Nordea Bank Norge ASA

and

DNB Bank ASA
acting as Bookrunners and Mandated Lead Arrangers

with

Nordea Bank Norge ASA
acting as Agent and Security Agent

www.svw.no

10.5	Break Costs	37

11.	FEES	37

11.1	Commitment fee	37

12.	TAX GROSS UP AND INDEMNITIES	38

12.1	Definitions	38
12.2	Tax gross-up	38
12.3	Tax indemnity	39
12.4	Tax Credit	39
12.5	Stamp taxes	39
12.6	VAT	40
12.7	FATCA Information	40
12.8	FATCA Deduction	41

13.	INCREASED COSTS	41

13.1	Increased costs	41
13.2	Increased cost claims	41
13.3	Exceptions	41

14.	OTHER INDEMNITIES	42

14.1	Currency indemnity	42
14.2	Other indemnities	43
14.3	Indemnity to the Agent	43

15.	MITIGATION BY THE LENDERS	44

15.1	Mitigation	44
15.2	Limitation of liability	44

16.	COSTS AND EXPENSES	44

16.1	Transaction expenses	44
16.2	Amendment and enforcement costs	44

17.	SECURITY	45

17.1	Security	45
17.2	Perfection etc.	45
17.3	Further assignment of Earnings and Charterparty and Shareholders Loans	46
17.4	Security - Hedging Agreement	46

18.	GUARANTEE AND INDEMNITY	46

18.1	Guarantee and indemnity	46
18.2	Continuing guarantee	47
18.3	Reinstatement	47
18.4	Waiver of defences	47
18.5	Immediate recourse	48
18.6	Appropriations	48
18.7	Deferral of the Guarantor's rights	48
18.8	Additional security	49
18.9	Norwegian Financial Agreements Act	49
18.10	Guarantee Limitations	50

19.	REPRESENTATIONS	51

19.1	Status	51
19.2	Binding obligations	51
19.3	Non-conflict with other obligations	51
19.4	Power and authority	51
19.5	Validity and admissibility in evidence	52
19.6	Governing law and enforcement	52
19.7	Insolvency	52
19.8	Deduction of Tax	52
19.9	No filing or stamp taxes	52
19.10	No default	53
19.11	No misleading information	53
19.12	Financial statements	53
19.13	Pari passu ranking	53
19.14	No proceedings pending or threatened	53

19.15	Title	53
19.16	No security	54
19.17	No immunity	54
19.18	Ranking of Security Documents	54
19.19	Taxation	54
19.20	Environmental compliance	54
19.21	Environmental Claims	54
19.22	ISM Code and ISPS Code compliance	54
19.23	The Vessels	55
19.24	Financial Indebtedness	55
19.25	Sanctions	55
19.26	Repetition	55

20.	INFORMATION UNDERTAKINGS	55

20.1	Financial statements	56
20.2	Compliance Certificate	56
20.3	Requirements as to financial statements	56
20.4	Information: miscellaneous	56
20.5	Notification of default	57
20.6	Notification of Environmental Claims	57
20.7	Market Value	58
20.8	"Know your customer" checks	58
20.9	Disclosure of information	59

21.	FINANCIAL COVENANTS	59

21.1	Financial covenants - the Guarantor	59
21.2	Financial covenants - the Borrowers	59

22.	GENERAL UNDERTAKINGS	59

22.1	Authorisations	59
22.2	Compliance with laws	60
22.3	Negative pledge	60
22.4	Disposals and acquisitions	61
22.5	Merger	61
22.6	Shareholding	61
22.7	Change of business	61
22.8	Title	62
22.9	Insurances – general	62
22.10	Earnings Accounts	62
22.11	Derivative transactions	62
22.12	Distribution restrictions and subordination of inter-company debt	62
22.13	Transaction Documents	62
22.14	Taxation	62
22.15	No change of name etc.	62
22.16	Sanctions	63
22.17	US Tax Obligor	63
22.18	Use of Proceeds	63

23.	VESSEL UNDERTAKINGS	63

23.1	General	63
23.2	Insurance – Vessels	64
23.3	Flag, name and registry	65
23.4	Classification and repairs	65
23.5	Inspections and class records	66
23.6	Surveys	66
23.7	Notification of certain events	66
23.8	Operation of the Vessels	66
23.9	ISM Code compliance	67
23.10	Environmental compliance	67
23.11	Arrest	68
23.12	Chartering	68

24.	EVENTS OF DEFAULT	68

24.1	Non-payment	68
24.2	Financial covenants	68
24.3	Other obligations	68
24.4	Misrepresentation	69

24.5	Cross default	69
24.6	Insolvency	69
24.7	Insolvency proceedings	69
24.8	Creditors' process	70
24.9	Unlawfulness	70
24.10	Repudiation	70
24.11	Material adverse change	70
24.12	Cessation of business	70
24.13	Insurances	70
24.14	Failure of security	70
24.15	Litigation	70
24.16	Breach of the terms of a Hedging Agreement	71
24.17	Acceleration	71

25.	CHANGES TO THE LENDERS	72

25.1	Assignments and transfers by the Lenders	72
25.2	Conditions of assignment or transfer	72
25.3	Limitation of responsibility of Existing Lenders	73
25.4	Procedure for transfer	74
25.5	Copy of Transfer Certificate to the Borrowers	74
25.6	Pro rata interest settlement	74
25.7	Securitisation	75
25.8	Security over Lenders' rights	75

26.	CHANGES TO THE OBLIGORS	76

26.1	Assignments and transfer by Obligors	76

27.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE MANDATED LEAD ARRANGERS	77

27.1	Appointment of the Agent	77
27.2	Duties of the Agent	77
27.3	Role of the Mandated Lead Arrangers	78
27.4	No fiduciary duties	78
27.5	Business with any Obligor	78
27.6	Rights and discretions of the Agent	78
27.7	Majority Lenders' instructions	79
27.8	Responsibility for documentation	79
27.9	Exclusion of liability	79
27.10	Lenders' indemnity to the Agent	80
27.11	Resignation of the Agent	80
27.12	Confidentiality	81
27.13	Relationship with the Lenders	81
27.14	Credit appraisal by the Lenders and the Hedging Banks	82
27.15	Reference Banks	82
27.16	Deduction from amounts payable by the Agent	82

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES OR THE HEDGING BANKS	83

29.	SHARING AMONG THE FINANCE PARTIES	83

29.1	Payments to Finance Parties	83
29.2	Redistribution of payments	83
29.3	Recovering Finance Party's rights	83
29.4	Reversal of redistribution	83
29.5	Exceptions	84

30.	PAYMENT MECHANICS	85

30.1	Payments to the Agent	85
30.2	Distributions by the Agent	85
30.3	Distributions to an Obligor	85
30.4	Clawback	85
30.5	Partial payments	85
30.6	No set-off by Borrowers and Guarantor	86
30.7	Business Days	86
30.8	Currency of account	86
30.9	Change of currency	86

31.	SET-OFF	87

32.	NOTICES	87

32.1	Communications in writing	87
32.2	Addresses	87
32.3	Delivery	88
32.4	Notification of address, e-mail and fax number	88
32.5	Electronic communication	88
32.6	English language	89

33.	CALCULATIONS AND CERTIFICATES	89

33.1	Accounts	89
33.2	Certificates and Determinations	89
33.3	Day count convention	89

34.	PARTIAL INVALIDITY	89

35.	REMEDIES AND WAIVERS	89

36.	AMENDMENTS AND WAIVERS	89

36.1	Required consents	89
36.2	Exceptions	90

37.	CONFIDENTIALITY	90

37.1	Confidential information	90
37.2	Disclosure of Confidential Information	91
37.3	Disclosure to numbering service providers	92
37.4	Entire agreement	93
37.5	Inside information	93
37.6	Notification of disclosure	94
37.7	Continuing obligations	94

38.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	94

38.1	Confidentiality and disclosure	94
38.2	Related obligations	95
38.3	No Event of Default	95

39.	COUNTERPARTS	95

40.	CONFLICT	96

40.1	Conflict	96
40.2	Contractual recognition of bail-in	96

41.	GOVERNING LAW	97

42.	Enforcement	97

42.1	JURISDICTION	97
42.2	Service of process	97

schedule 1: the original lenders
schedule 2: conditions precedent
schedule 3: requests
schedule 4: form of transfer certificate
schedule 5: form of compliance certificate
schedule 6: form of interest notification
schedule 7: form of valuation certificate
schedule 8: borrowers, vessels, loans

The Original Loan Agreement  (as defined below) is in its entirety amended and restated by this TERM LOAN FACILITES AGREEMENT (the "Agreement") dated 26 September 2016 and made between:

(1)
THE COMPANIES listed in Schedule 8, each of The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands, as joint and several borrowers (each a "Borrower" and together the "Borrowers");

(2)	DHT HOLDINGS, INC., The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands as guarantor (the "Guarantor");

(3)	NORDEA BANK NORGE ASA, acting through its offices at Essendropsgate 7, 0368 Oslo, Norway; and

DNB BANK ASA, acting through its offices at Dronning Eufemias gate 30, 0191 Oslo, Norway as bookrunners and mandated lead arrangers (the "Mandated Lead Arrangers");

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "Original Lenders");

(5)	NORDEA BANK FINLAND PLC acting through its offices at Aleksanterinkatu 36, Helsinki, Finland; and

DNB BANK ASA, acting through its offices at Dronning Eufemias gate 30, 0191 Oslo, Norway

(the "Hedging Banks");

(6)	NORDEA BANK NORGE ASA, acting through its offices at Essendropsgate 7, 0368 Oslo, Norway as agent of the other Finance Parties (the "Agent"); and

(7)	NORDEA BANK NORGE ASA, acting through its offices at Essendropsgate 7, 0368 Oslo, Norway as security agent of the other Finance Parties and the Hedging Banks (the "Security Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Account Bank" means Nordea Bank Norge ASA.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreement" means this facilities agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.

"Approved Brokers" means Nordic Shipping, Clarksons Platou Limited, SSY, Poten & Partners, Arrow and Fearnleys.

"Approved Ship Registry" means the Marshall Islands Ship Registry, the Hong Kong Ship Registry and any ship registry as approved in writing by the Agent (on behalf of the Finance Parties and the Hedging Banks).

"Assignment Agreement" means a general assignment agreement for assignment on first priority of the Earnings, the insurance proceeds in respect of all Insurances and rights under any Hedging Agreement to be executed by the Borrowers in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance acceptable to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of the Original Loan Agreement to and including 31 October 2016, or such later date as the Agent (on behalf of the Finance Parties) may agree.

"Available Facility" means the aggregate of each Lender's Upsized Commitment.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of a Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo, London and New York City. For the purpose of Utilisation, Seoul, Hong Kong and Singapore (or any other relevant place of payment of the proceeds) shall be included.

"Cash" means the aggregate amount of cash, bank deposits and fully marketable securities (issued by an A rated or better financial institution), excluding restricted cash which is not at the disposal of the relevant company.

"Change of Control" means if any person or a group of persons acting in concert gain ownership or control of 33 1/3 % or more of the voting rights of the Guarantor or there is a change of ownership in any of the Borrowers (direct or indirect), provided always that the change in ownership of the Borrowers from DHT Maritime to the Guarantor shall be permitted. For the purposes of this definition, "control" of the Guarantor means (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 33 1/3 % of the maximum number of votes that might be cast at a general meeting of the Guarantor, and/or (ii) the holding beneficially of more than 33 1/3 % of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of 33 1/3 % of the Guarantor.

"Charterer" means any charterer approved by the Agent (on behalf of the Finance Parties) under a Charterparty.

"Charterparty" means any time or bareboat charter or any pool agreement or any other agreements of employment entered or to be entered into between a Borrower and the relevant Charterer for the chartering of a Vessel for a period exceeding 24 Months, in form and substance acceptable to the Agent (on behalf of the Finance Parties).

"Code" means the US Internal Revenue Code of 1986 as amended.

"Commercial Management Agreement" means any agreement made or to be made between the relevant Borrower and the Commercial Manager for the commercial management of a Vessel.

"Commercial Manager" means any commercial manager acceptable to the Agent (on behalf of the Finance Parties).

"Commitment" means the DHT Leopard Commitment and the Upsized Commitment.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Confidential Information" means all information relating to any Obligor, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Obligor or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Obligor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Current Assets" means the aggregate of the current assets of a company as determined in accordance with GAAP.

"Current Liabilities" means the aggregate of the current liabilities of a company, however excluding the current portion of long term debt maturing six (6) Months or more after the date of computation as well as excluding any balloon instalments under any financing arrangement.

"Deed of Assignment" means one or more general deed of assignment in respect of any Charterparty (including any guarantees or other security for the Charterer's obligations thereunder), to be executed by the relevant Borrower in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks), in form and substance acceptable to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Default" means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delivery Date" means in respect of DHT Leopard, the date of actual delivery of DHT Leopard to DHT Leopard Limited.

"DHT Leopard" means the vessel listed as DHT Leopard in Schedule 8 (Borrowers, Vessels, Loans) until and unless such vessel is sold or becomes a Total Loss.

"DHT Leopard Commitment" means

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "DHT Leopard Commitment" in Schedule 1 (The Original Lenders) and the amount of any other DHT Leopard Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any DHT Leopard Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"DHT Leopard Loan" means a loan made in respect of DHT Leopard pursuant to this Agreement or any of the principal amount outstanding from time to time of that loan, or, if the context otherwise requires, the total principal amounts outstanding under the Agreement in relation to DHT Leopard.

"DHT Maritime" means DHT Maritime, Inc. of the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands, a company directly or indirectly 100 % owned and controlled by the Guarantor.

"DOC" means in relation to the Technical Manager a valid document of compliance relevant to the Vessels issued to such company pursuant to paragraph 13.2 of the ISM Code.

"Earnings" means all moneys whatsoever which are now or later become, payable (actually or contingently) to a Borrower in respect of and/or arising out of the use of or operation of a Vessel, including (but not limited to):

(a)
all freight, hire and passage moneys payable to a Borrower, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of the Vessels;

(b)	any claim under any guarantees related to hire payable to a Vessel as a consequence of the operation of such Vessel;

(c)	any compensation payable to a Borrower in the event of any requisition of a Vessel or for the use of such Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by a Vessel payable to a Borrower;

(e)	demurrage and retention money receivable by a Borrower in relation to a Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from a Vessel;

(g)
if and whenever a Vessel is employed on terms whereby any moneys falling within paragraphs (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Vessel; and

(h)	any other money which arise out of the use of or operation of a Vessel and moneys whatsoever due or to become due to a Borrower from third parties in relation to such Vessel.

"Earnings Accounts" means any account to be nominated and designated as Earnings Accounts for this purpose by the Borrowers or the Guarantor in cooperation with the Agent, with the Account Bank, or such other accounts as designated by the Agent.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by the relevant company.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Event of Default" means any event or circumstance specified as such in Clause 24 (Events of Default).

"Excess Values" means the positive or negative (as the case may be) difference between (i) the Market Value (in respect of the Vessels) or the market value as established in accordance with the procedure described in the definition of "Market Value" (in respect of other vessels), and (ii) the book value of the relevant Vessel.

"FA Act" means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (in No. finansavtaleloven).

"Facilities" means the term loan facilities made available under this Agreement as described in Clause 2 (The Facilities).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fallback Interest Period" means three (3) months.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2015;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters between the Agent and the Borrowers setting out any of the fees referred to in Clause 11 (Fees).

"Finance Document" means this Agreement, any Security Document, any Fee Letter and any other document designated as such by the Agent and the Borrowers.

"Finance Party" means the Agent, the Security Agent, a Mandated Lead Arranger or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to Clause 10.4 (Cost of Funds).

"GAAP" means generally accepted accounting principles such as IFRS.

"Guarantee" means the irrevocable, unconditional and on-first-demand guarantee given by the Guarantor under Clause 18 (Guarantee and Indemnity) of this Agreement.

"Hedging Agreement" means any master agreement (as amended at any time) and/or any swap transaction, confirmation, schedule or hedging agreement pursuant to such master agreement for the purpose of hedging the interest rate risk entered or to be entered into between any Borrower and the Hedging Banks.

"Historic Screen Rate" means, in relation to any Loan, the most recent applicable Screen Rate for USD and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than one (1) day before the Quotation Day.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"IAPPC" means the International Air Pollution Prevention Certificate required under Regulation 6 of the International Convention for the Prevention of Pollution From Ships 1973/1978 (MARPOL).

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Insurances" means, in relation to a Vessel, all policies and contracts of insurance (which expression includes all entries of such Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of a Borrower (whether in the sole name of such Borrower or in the joint names of the Borrowers and any other person) in respect of a Vessel or otherwise in connection with a Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

"Interest Payment Date" means the last day of each Interest Period, and in respect of Interest Periods exceeding three (3) months, also the date falling three (3) months after the commencement thereof, and each date falling at quarterly intervals thereafter.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Intra Group Loans" means any loans granted by (i) a Borrower to any of their Affiliates or (ii) the Guarantor to a Borrower.

"Intra Group Loans Assignment Agreement" means one or more general assignment agreements on first priority of any claims any Obligor may have in respect of any Intra Group Loans, to be executed by any Obligor in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Interpolated Historic Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for USD and each of which is as of a day which is no more than one (1) day before the Quotation Day.

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the relevant period of time for USD.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002.

"ISSC" means an International Ship Security Certificate issued by the Classification Society confirming that a Vessel is in compliance with the ISPS Code.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" (London Interbank Offered Rate) means, in relation to a Loan:

(a)	the applicable Screen Rate at 11:00 GMT hours on the Quotation Day for the offering of deposits in USD and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and, if such rate is below zero, LIBOR will be deemed to be zero.

"Loan" means a loan made in respect of a Vessel pursuant to this Agreement or any of the principal amount outstanding from time to time of that loan, or, if the context otherwise requires, the total principal amount outstanding for the time being under the Facilities.

"Majority Lenders" means:

(a)	if there are no amounts then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 % of the Total Commitments; or

(b)	at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66 2/3 % of the Loan.

"Margin" means (i) two point twenty five per cent (2.25%) per annum on the DHT Leopard Loan and (ii) two point seventy five per cent (2.75%) per annum on the Upsized Loans.

"Market Value" means the fair market value of a Vessel as (i) determined by one (1) independent Approved Broker appointed by the Borrowers, or (ii) at the request of the Agent (on behalf of any Lender), calculated as the average of valuations of a Vessel obtained from two (2) Approved Brokers (of which one is appointed by the Borrowers and one is appointed by the Agent), in each case, with or without physical inspection of the relevant Vessel (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement, provided however that if the higher of the two valuations is more than one hundred and ten per cent (110%) of the lower, a third valuation shall be obtained from another Approved Broker and the fair market value shall be the arithmetic average of the three (3) valuations.

"Material Adverse Effect" means any event or occurrence that in the reasonable opinion of the Lenders has or would have materially adversely affected or could materially adversely affect:

(a)	the business, condition (financial or otherwise), operations, performance, assets or prospects of an Obligor since the date at which its latest audited financial statements were prepared; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document; or

(d)	the right or remedy of a Finance Party in respect of a Finance Document.

"Maturity Date" means (i) 31 March 2021 for the DHT Leopard Loan and (ii) 1 August 2019 for the Upsized Loans.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"Mortgages" means (i) the first priority mortgages (and deeds of covenants collateral thereto (if applicable)), to be executed and recorded by the Borrowers against the Vessels in favour of the Finance Parties and the Hedging Banks in the relevant Approved Ship Registry, in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties and the Hedging Banks) and (ii) the Second Priority Mortgage.

"Mortgaged Assets" means:

(a)	the Vessels;

(b)	the Earnings;

(c)	any Charterparty;

(d)	the Shares;

(e)	any Hedging Agreement;

(f)	any Intra Group Loans;

(g)	the Insurances; and

(h)	the Earnings Accounts.

"Obligor" means the Borrowers and/or the Guarantor.

"Original Financial Statements" means the audited financial statements of the Guarantor for the financial year ended 31 December 2015.

"Original Loan Agreement" means a term loan facility agreement dated 20 October 2015 and made between inter alios DHT Leopard Limited as borrower (the "Original Borrower"), the Guarantor, the lenders listed in schedule 1 thereto as lenders and the Agent, whereby the lenders made available to the Original Borrower a term loan facility in the amount of up to USD 50,000,000 for the purpose of part financing the purchase of DHT Leopard from the Yard.

"Outstanding Indebtedness" means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

"Party" means a party to this Agreement.

"Pledge of Earnings Accounts" means a pledge of the Earnings Accounts to be executed by each Borrower in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Pledge of Shares" means a pledge of the Shares in a Borrower to be executed by the Guarantor and DHT Maritime in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)
(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in USD for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator, and, if such rate is below zero, Reference Bank Rate will be deemed to be zero.

"Reference Banks" means the Mandated Lead Arrangers and such other banks or financial institutions as may be agreed between the Borrowers and the Lenders.

"Repayment Date" means a date on which a repayment instalment is required to be made pursuant to Clause 6 (Repayment).

"Repeating Representations" means each of the representations set out in Clause 19 (Representations).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Restricted Party" means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws which attach legal effect to being domiciled, registered as located in, having its main place of business in and/or being incorporated under the laws of such country;

(c)	that is directly or indirectly owned or controlled (by 50% or more) by a person referred to in paragraphs (a) and/or (b) above; or

(d)	with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.

"Sanctions Authority" means the Norwegian State, the United Nations, the European Union, the member states of the European Union (including without limitation the United Kingdom), the United States of America, any country to which any Obligor or any Affiliate of any of them is bound, and any authority acting on behalf of any of them in connection with Sanctions Laws including without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty’s Treasury.

"Sanctions Laws" means any economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

"Sanctions List" means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority.

"Screen Rate" means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period, displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

"Second Priority Mortgage" means a second priority ship mortgage and deed of covenants collateral thereto over the vessel DHT Leopard, executed and recorded by the Original Borrower in favour of the Finance Parties and the Hedging Banks in the relevant Approved Ship Registry, in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Security" means a mortgage, charge, pledge, lien, assignment, subordination or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Document" means each document listed in Clause 17 (Security) and any other document agreement agreed between the Parties to be a Security Document.

"Security Period" means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrowers and the other Finance Parties and the Hedging Banks that:

(a)	all amounts which have become due for payment by the Borrowers under the Finance Documents and any Hedging Agreement have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents or any Hedging Agreement;

(c)	none of the Obligors have any future or contingent liability under any provision of this Agreement, the other Finance Documents or any Hedging Agreement; and

(d)
the Agent, the other Finance Parties or any Hedging Bank do not consider that there is a significant risk that any payment or transaction under a Finance Document or any Hedging Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any Hedging Agreement or any asset covered (or previously covered) by a Security created by a Finance Document.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

"Shares" means all current and future shares in each Borrower.

"Shipbuilding Contract" means the Shipbuilding Contract entered into between the Guarantor as buyer and the Yard as builder for the construction of DHT Leopard.

"SMC" means a valid safety management certificate issued for a Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for a Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

"Subsidiary" means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50 % of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Management Agreement" means any technical management agreement made between the Technical Manager and a Borrower for the technical management of a Vessel.

"Technical Manager" means any technical manager acceptable to the Agent (on behalf of the Finance Parties).

"Total Commitments" means the aggregate of the Commitments being USD 88,750,000 at the date of this Agreement.

"Total Interest Bearing Debt" means all debt and financial instruments (including financial leases) which bear interests.

"Total Loss" means, in relation to a Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Vessel; and

(b)
any expropriation, confiscation, requisition or acquisition of a Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the relevant Borrower.

"Total Loss Date" means:

(a)	in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;

(b)
in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) months after notice of abandonment of such Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with such Vessel's insurers in which the insurers agree to treat such Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

"Transaction Documents" means the Finance Documents, the Shipbuilding Contract, any Hedging Agreement, any Technical Management Agreement, any Commercial Management Agreement and any Charterparty, together with the other documents contemplated herein or therein.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrowers and/or the Guarantor under the Finance Documents.

"Upsized Borrower" means each of Chris Tanker Corporation, Ann Tanker Corporation, Cathy Tanker Corporation and Sophie Tanker Corporation.

"Upsized Commitment" means

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Upsized Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Upsized Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Upsized Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Upsized Loan" means a loan made in respect of each of the Upsized Vessels pursuant to this Agreement or any of the principal amount outstanding from time to time of that loan, or, if the context otherwise requires, the total principal amounts outstanding under the Agreement in relation to the Upsized Vessels.

"Upsized Vessel" means a vessel as listed in Schedule 8 (Borrowers, Vessels, Loans) as a Upsized Vessel until or unless such vessel is sold or becomes a Total Loss.

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"USD" means the lawful currency of the United States of America.

"Utilisation" means the utilisation of the Upsized Loan.

"Utilisation Date" means the date of a Utilisation, being the date on which the (i) DHT Leopard Loan was made and (ii) Upsized Loans are to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests) forwarded in connection with the Upsized Loans.

"Valuation Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Valuation Certificate).

"Value Adjusted Tangible Net Worth" means Value Adjusted Total Assets, less the value of all liabilities and intangible assets, as determined by GAAP.

"Value Adjusted Total Assets" means on consolidated basis, the book value of all assets (both tangible and intangible) at the relevant time, as determined by GAAP, adjusted with Excess Values.

"VAT" means value added tax and any other tax of a similar nature in the relevant jurisdiction.

"Vessels" means DHT Leopard and the Upsized Vessels as listed in Schedule 8 (Borrowers, Vessels, Loans) until or unless such vessel is sold or becomes a total loss.

"Working Capital" means Current Assets less Current Liabilities.

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

"Yard" means Hyundai Heavy Industries Co. Ltd., Ulsan, Korea.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Agent", the "Security Agent", any "Mandated Lead Arranger", any "Finance Party", any "Lender", the Hedging Banks, or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted;

(viii)	words importing the singular shall include the plural and vice versa; and

(ix)	a time of day is a reference to Oslo time unless specified otherwise.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)	In case of conflict between this Agreement and any of the Security Documents, the provisions of this Agreement shall prevail.

(f)
Any reference to Nordea Bank Norge ASA and/or Nordea Bank Finland Plc. (either directly or indirectly in its capacity as Original Lender, Mandated Lead Arranger, Agent, Security Agent, Hedging Bank and/or any other capacity) in the Finance Documents shall be automatically construed as a reference to Nordea Bank AB (publ) in the event of any corporate reconstruction, merger, amalgamation, consolidation between Nordea Bank Norge ASA and/or Nordea Bank Finland Plc. and Nordea Bank AB (publ)  where Nordea Bank AB (publ) is the surviving entity and acquires all the rights of and assumes all the obligations of Nordea Bank Norge ASA and/or Nordea Bank Finland Plc. and nothing in the Finance Documents shall be construed so as to restrict, limit or impose any notification or other requirement or condition on either Nordea Bank Norge ASA and/or Nordea Bank Finland Plc. or Nordea Bank AB (publ) in respect of the acquisition of rights to or assumption of obligations by Nordea Bank AB (publ) hereunder pursuant to such merger.

SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders shall (i) continue to make available the DHT Leopard Loan that was made available under the Original Loan Agreement and (ii) make available to the Borrowers a USD secured term loan facility in the amount being the lower of (x) USD 40,000,000 and (y) 50 % of the Market Value of the Upsized Vessels at the Utilisation Date.

2.2	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party or the Hedging Banks under or in connection with the Finance Documents and any Hedging Agreement are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrowers and/or the Guarantor shall be a separate and independent debt.

(c)
A Finance Party or the Hedging Banks may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents and any Hedging Agreement. The rights of the Hedging Banks shall be subordinated to the rights of the Finance Parties under the Finance Documents.

2.3	Borrowers' liabilities and obligations

(a)	The liabilities and obligations of the Borrowers under this Agreement shall be joint and several and shall not be affected by:

(i)	any Finance Document being or later becoming void, unenforceable or illegal as regards any other Borrower; or

(ii)	any Finance Party entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower; or

(iii)	any Finance Party releasing any other Borrower.

(b)
For so long as any Commitment is in force or any amount is outstanding under the Finance Documents, each Borrower shall remain a principal debtor for all amounts owing under any Finance Document to which it is party and no Borrower shall be construed to be a surety for the obligations of any other Borrower under this Agreement.

(c)	For so long as any Commitment is in force or any amount is outstanding under the Finance Documents, no Borrower shall:

(i)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, any Finance Document; or

(ii)	take or enforce any form of security from any other Borrower for such an amount; or

(iii)	set off such an amount against any sum due from it to any other Borrower; or

prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower.

2.4	Financial Contracts Act

For the purposes of the Financial Contracts Act ("FA Act") and the Security Documents, each Borrower (to the extent it is to be considered a guarantor for the other Borrowers pursuant to the FA Act) (i) confirms and agrees that its liability under each Security Document shall be limited to USD 106,500,000 (plus any interest, default interest, Break Cost or other costs, fees and expenses related to such Borrower’s obligations under the Finance Documents and any Hedging Agreement and any default interest or other costs, fees and expenses related to the liability of the Borrower under such Security Document) and (ii)  specifically waives all rights under the provisions of the Financial Contracts Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)
§ 29 (as the Agent and/or any Finance Party and/or the Hedging Banks shall be entitled to exercise all its rights under the relevant Security Document and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account the Borrower might have with each of the Finance Parties or the Hedging Banks individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of an Event of Default hereunder and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to a Borrower in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of a Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents or any Hedging Agreement that may be detrimental to its interest);

(f)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and any Hedging Agreement);

(g)
§ 67 (4) (that its liabilities under a Security Documents shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and any Hedging Agreement);

(h)
§ 70 (as it shall not have any right of subrogation into the rights of the Finance Parties and the Hedging Banks under the Finance Documents and any Hedging Agreement until and unless the Finance Parties and the Hedging Banks shall have received all amounts due or to become due to them under the Finance Documents and any Hedging Agreement);

(i)
§ 71 (as the Finance Parties and the Hedging Banks shall have no liability first to make demand upon or seek to enforce remedies against a specific Borrower or any other security interest provided in respect of a specific Borrower's liabilities under the Finance Documents and any Hedging Agreement before demanding payment under or seeking to enforce its guarantee obligations in the relevant Security Document);

(j)	§ 72 (as all interest and default interest due under any of the Finance Documents and any Hedging Agreement shall be secured by its obligations hereunder);

(k)	§ 73 (1) – (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement shall be secured by its guarantee obligations hereunder); and

(l)
§ 74 (1) – (2) (as it shall not make any claim against any other Borrower for payment by reason of performance by it of its obligations under the Finance Documents and any Hedging Agreement until and unless the Finance Parties and the Hedging Banks first shall have received all amounts due or to become due to them under the Finance Documents and any Hedging Agreement).

3.	PURPOSE

3.1	Purpose

The Borrowers shall apply and continue to apply all amounts borrowed by it under the Facilities towards:

(a)	under the DHT Leopard Loan, for the part financing of DHT Leopard; and

(b)	under the Upsized Loan, for the refinancing of the Upsized Vessels, and thereafter for general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrowers may not deliver the Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) Part II, except those documents which specifically will only be available on the Utilisation Date or within another specified date. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Obligors are true in all material respects.

4.3	Maximum number of drawings

The Upsized Loans may be drawn in up to two (2) drawings.

4.4	Form and content

All documents and evidence delivered to the Agent pursuant to this Clause 4 (Conditions of Utilisation) shall:

(a)	be in form and substance satisfactory to the Agent;

(b)	if required by the Agent, be in original; and

(c)	if required by the Agent, be certified, notarized, legalized or attested in a manner acceptable to the Agent.

4.5	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Utilisation) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of all of the Lenders).

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrowers may utilise the Upsized Loans by delivery to the Agent of a duly completed Utilisation Request not later than 12:00 noon Oslo time on the date falling three (3) Business Days prior to the Utilisation Date.

5.2	Completion of the Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be USD.

(b)
The amount of the proposed Upsized Loan must be an amount which is the lower of (i) USD 40,000,000 and (ii) 50 % of the Market Value of the Upsized Vessels requested financed by that Utilization Request at the Utilisation Date.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Upsized Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in the Upsized Loan will be equal to the proportion borne by its Commitment to the Available Facility immediately prior to making a Loan.

(c)	The Agent shall notify each Lender of the amount of the Upsized Loan and the amount of its participation in the Upsized Loan upon receipt of the Utilisation Notice from the Borrowers.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period. Also, any part of the Commitments outstanding after the Utilisation shall be immediately cancelled.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)
The Borrowers shall repay (i) the DHT Leopard Loan by consecutive quarterly repayment instalments commencing three (3) months after the relevant Utilisation Date and (ii) the Upsized Loan by consecutive quarterly repayment instalments commencing on the repayment date for the DHT Leopard Loan falling closest to the date being three (3) months after the first Utilisation Date, each instalment to be in the amount of:

(i)	USD 625,000.00 for the DHT Leopard Loan; and

(ii)	USD 2,063,891 in total for the Upsized Loan and split as follows:

●	DHT Chris: USD 741,206;

●	DHT Ann: USD 741,206;

●	DHT Cathy: USD 301,508; and

●	DHT Sophie: USD 279,971.

(b)
Should the Utilisation of the Upsized Loan be lower than USD 40,000,000, each instalment and the balloon shall be reduced accordingly on a pro-rata basis. Should the instalments and balloon be reduced as aforesaid, the Agent shall deliver a statement to the Lenders and the Borrowers with details of the new repayment schedule.

(c)	Any Outstanding Indebtedness is due and payable on the relevant Maturity Date.

6.2	Re-borrowing

The Borrowers may not re-borrow any part of the Facilities which are repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary cancellation

The Borrowers may, if they give the Agent not less than five (5) days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 500,000 or multiples thereof) of the Available Facility. Any cancellation under this Clause 7.1 (Voluntary cancellation) shall reduce the Commitments of the Lenders proportionately.

7.2	Voluntary prepayment of Loans

(a)
The Borrowers may, if they give the Agent not less than three (3) Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of USD 500,000 or multiples thereof).

(b)
Any prepayment under this Clause 7.2 (Voluntary prepayment of Loans) shall be applied against (i) each Loan on a pro-rata basis and then on (ii) the remaining instalments excluding the balloon payment on a pro-rata basis.

7.3	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrowers shall repay that Lender's participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the relevant Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.4	Total Loss or sale of a Vessel

If a Vessel is sold or suffers a Total Loss, the Facilities shall be prepaid in an amount equal to the higher of (i) the then outstanding Loan related to such Vessel and (ii) the sum of the then outstanding amount of the Facilities multiplied by a fraction, the numerator of which is the Market Value of the relevant Vessel subject to such sale, loss or disposition and the denominator of which is the aggregate of the Market Value of all the Vessels, provided that if the vessel DHT Leopard is sold or suffers a Total Loss the Facilities shall be repaid in their entirety.

Prepayment in case of a Total Loss of DHT Leopard shall occur on the earlier of (i) the date falling one hundred and twenty (120) days after the Total Loss Date and (ii) receipt by the Agent of the proceeds of Insurance related to such Total Loss in accordance with the above.

Unless otherwise set out above, any prepayment under this Clause 7.4 (Total Loss or sale of a Vessel) shall (i) in case of a sale be made on or before the date on which the sale is completed by delivery of a Vessel to the buyer, or (ii) in the case of a Total Loss, on the earlier of the date falling ninety (90) days after the Total Loss Date and the receipt by the Agent of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of a Vessel, immediately after the occurrence of such requisition of title), and be applied as repayment in accordance with the above.

7.5	Market Value

(a)
If the aggregate Market Value of the Vessels are less than 135 % of the Loans the Borrowers shall, unless otherwise agreed with the Agent (on behalf of the Lenders) within fifteen (15) Business Days, either

(i)	prepay the Loans or a part of the Loans (as the case may be) required to restore the aforesaid ratio; or

(ii)	provide the Lenders with such additional security, in form and substance satisfactory to the Lenders (it being understood that cash collateral in USD shall be deemed acceptable and be valued at par).

(b)	Any prepayment under this Clause 7.5 (Market Value) shall be applied first against the balloon payment and then against the instalments in inverse order of maturity.

7.6	Change of Control

If a Change of Control occurs,

(a)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund the Utilisation;

(c)	the Agent shall cancel the Total Commitments; and

(d)	the Borrowers shall within thirty (30) Business Days prepay the Outstanding Indebtedness in full.

7.7	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrowers and/or the Guarantor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in the Loan.

(d)	The replacement of a Lender pursuant to paragraph (a) above shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (a) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.8	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrowers may not re-borrow any part of the Facility which is prepaid.

(d)	The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

(g)
If all or part of the Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders proportionately.

SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

(a)	The rate of interest on a Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	the relevant Margin; and

(ii)	LIBOR.

(b)
For the purpose of the Norwegian Financial Contracts Act of 1999 the Borrowers has been informed of the nominal and effective interest rate by a letter from the Agent substantially in the form set out in Schedule 6 (Form of Interest Notification).

(c)	Interest shall be calculated on the actual number of days elapsed on the basis of a three hundred and sixty (360) day year.

8.2	Payment of interest

The Borrowers shall pay accrued interest on the relevant Loan on each Interest Payment Date.

8.3	Default interest

(a)
If the any Borrower or Guarantor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably) above the Margin. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Borrowers and/or the Guarantor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to such Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrowers of (i) the determination of a rate of interest under this Agreement and (ii) the Funding Rate relating to a Loan.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrowers may select an Interest Period for a Loan in the Utilisation Request or (if a Loan has already been borrowed) in a Selection Notice.

(b)
Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrowers not later than 12:00 noon Oslo time on the date falling three (3) Business Days prior to the last day of the current Interest Period.

(c)	If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) Months.

(d)	The Borrowers may select an Interest Period of three (3) Months or any such longer periods as the Agent may agree.

(e)	An Interest Period for a Loan shall not extend beyond the Maturity Date.

(f)	The first Interest Period for a Loan shall start on the relevant Utilisation Date and each subsequent Interest Period shall start on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)
Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR for:

(i)	USD; or

(ii)	the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR for that shortened Interest Period shall be determined pursuant to the definition of "LIBOR".

(c)
Shortened Interest Period and Historic Screen Rate: If the Interest Period of the Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR for:

(i)	USD; or

(ii)	the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Historic Screen Rate for that Loan.

(d)
Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable LIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)
Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR shall be the Reference Bank Rate as of the relevant time for USD and for a period equal in length to the Interest Period of that Loan.

(f)
Cost of funds: If paragraph (e) above applies but no Reference Bank Rate is available for USD or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)
Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by noon on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period

10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders that the cost to it of funding its participation in the Loan from the wholesale market for USD would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

(a)
If this Clause 10.4 (Cost of funds) applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the relevant Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event within five (5) Business Days of the first day of that Interest Period (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)
If this Clause 10.4 (Cost of funds) applies and the Agent or the Borrowers so requires, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

(d)
If this Clause 10.4 (Cost of funds) applies but any Lender does not supply a quotation by the time specified in sub-paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

10.5	Break Costs

(a)
The Borrowers shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)
The Borrowers shall pay to the Agent (for the account of each Lender) a fee computed at the rate of forty per cent (40%) of the Margin per annum calculated on the undrawn portion of the Upsized Commitment accruing from 20 September 2016.

(b)
The accrued commitment fee is payable on the last day of each fiscal quarter after the date of this Agreement and on the Utilisation Date and, if cancelled in full, on the time the cancellation is effective.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.2	Tax gross-up

(a)	All payments under the Facility shall be made free and clear of all present and future taxes, levies or duties of any nature whatsoever, levied either now or at any future time.

(b)	Each Obligor shall make all payments to be made by it without any Tax Deduction whatsoever, unless a Tax Deduction is required by law.

(c)
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and the Guarantor.

(d)
If a Tax Deduction is required by law to be made by the Borrowers and/or the Guarantor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)
The Obligors shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or;

(B)	relates to a FATCA Deduction to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

12.5	Stamp taxes

The Borrowers shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime

(b)
If a Party confirms to another Party pursuant to sub-paragraph (a) (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything , and paragraph (a) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments made under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrowers and/or the Guarantor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates)

(b)	In this Clause 13.3 (Exceptions),

(i)	a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions); and

(ii)
"Basel III" means the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, and any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III”.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from the Obligors under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Obligors shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party in any jurisdiction (including but not limited to any cost, loss or liability incurred by any of the Finance Parties arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Laws) as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by the Borrowers and/or the Guarantor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrowers in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(d)
a third party claim related to the Finance Documents, the Obligors or the Vessels, hereunder any Environmental Claims or any non-compliance by any Obligor, the Technical Manager, the Commercial Manager and/or any Charterer with applicable laws including Sanctions Laws;

(e)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any other Finance Party as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, in relation to any Sanctions Laws; or

(f)	the Loans (or part of the Loans) not being prepaid in accordance with a notice of prepayment given by the Borrowers,

in each case other than by reason of default or negligence by that Finance Party alone.

14.3	Indemnity to the Agent

The Obligors shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.3 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrowers shall promptly on demand pay the Agent, the Finance Parties and the Hedging Banks the amount of all costs and third party expenses (including legal fees, travel expenses and out of pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment and enforcement costs

The Borrowers shall, within three (3) Business Days of demand, reimburse the Agent and any Finance Party or Hedging Bank for the amount of all duly documented costs and expenses (including but not limited to legal fees and other professional fees) incurred by the Agent and any such Finance Party or Hedging Bank in connection with:

(a)	responding to, evaluating, negotiating or complying with a request or requirement for any amendment, waiver or consent;

(b)	the granting of any release, waiver or consent under the Finance Documents;

(c)	any amendment or variation of a Finance Document; and

(d)	the enforcement of, or the preservation, protection or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

For the avoidance of doubt, costs payable by the Borrowers under Clause 16.1 (Transaction Expenses) and this Clause 16.2 (Amendment and enforcement costs) remain payable whether or not any Utilisation is ever made.

SECTION 7
SECURITY

17.	SECURITY

17.1	Security

The obligations and liabilities of the Borrowers and the Guarantor under the Finance Documents and any Hedging Agreement, whether present and future, actual or contingent, whether as primary obligor or as guarantor, including (without limitation) the Borrowers' obligation to repay the Loan together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards the Finance Parties or the Hedging Banks in connection with this Agreement or any Hedging Agreement, shall at any time until all amounts due to the Finance Parties or the Hedging Banks under any Finance Document and any Hedging Agreement have been paid and/or repaid in full, be secured on a cross-collateralized basis by the following security:

(a)	the Mortgages;

(b)	the Guarantee;

(c)	the Assignment Agreements;

(d)	the Pledges of Earnings Accounts;

(e)	any Intra Group Loans Assignment Agreements;

(f)	any Deeds of Assignment; and

(g)	the Pledges of Shares, including customary power of attorney for sale of the Shares and signed but undated letters of resignation from each director.

and any other document that may have been or shall from time to time hereafter be executed as Security for the Borrowers' obligations under or pursuant to the Finance Documents and any Hedging Agreement.

The Security Documents shall rank with first priority (save for the Second Priority Mortgage which shall rank on second priority) and shall include any obligations under the Finance Documents and any Hedging Agreement, always subject to the provision of Clause 30.5 (Partial Payments).

17.2	Perfection etc.

Each Borrower undertakes to ensure that the Security Documents are duly executed by the parties thereto in favour of the Security Agent (and the Agent as security trustee in respect of the Mortgages in accordance with Clause 27 (Role of the Agent, the Security Agent and the Mandated Lead Arrangers)), (on behalf of the Finance Parties and the Hedging Banks) and/or the Lenders (as the case may be) in accordance with Clause 4 (Conditions of Utilisation), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Security Agent may reasonable require in order for the relevant Finance Parties and the Hedging Banks, to maintain the security position envisaged hereunder.

17.3	Further assignment of Earnings and Charterparty and Shareholders Loans

In the event that a Borrower enters into a Charterparty, such Borrower shall prior to the relevant commencement date use commercially reasonable efforts to assign by way of a Deed of Assignment such Charterparty and any Earnings accruing thereunder in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

In the event that any of the Obligors enter into any Intra Group Loans, the relevant Obligor shall prior to the relevant commencement date assign by way of an Intra Group Loans Assignment Agreement such claims the relevant Obligor may have thereunder in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

17.4	Security - Hedging Agreement

The Borrowers' obligations and liabilities under any Hedging Agreement, whether present and future, actual or contingent, whether as primary obligor or as guarantor, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards a Hedging Bank in connection with any Hedging Agreement, shall at any time until all amounts due to a Hedging Bank under any Hedging Agreement have been paid and/or repaid in full, be secured by the Security Documents and the guarantee liabilities of the Guarantor pursuant to Clause 18 (Guarantee and indemnity), however on subordinated basis to the rights of the other Finance Parties.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party and the Hedging Banks punctual performance by the Borrowers of all the Borrowers' obligations under the Finance Documents and any Hedging Agreement.

(b)
undertakes with each Finance Party and the Hedging Banks that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document and any Hedging Agreement, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party and the Hedging Banks that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party or Hedging Banks immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document and any Hedging Agreement on the date when it would have been due. The amount payable by the relevant Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee;

provided, however, that the maximum guarantee liability of the Guarantor hereunder shall always be limited to USD 106,500,000 plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Borrowers' obligations under the Finance Documents and any Hedging Agreement and (ii) any default interest or other costs, fees and expenses related to the liability of the relevant Guarantor hereunder.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents and any Hedging Agreement, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party or the Hedging Banks in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of the Guarantor under this Clause 18 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party or the Hedging Banks) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrowers or other person;

(b)	the release of the Borrowers or any other person under the terms of any composition or arrangement with any creditor of the Borrowers;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, a Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrowers or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any Hedging Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document, any Hedging Agreement or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Hedging Agreement or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party or the Hedging Banks (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document and any Hedging Agreement to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents and any Hedging Agreement have been irrevocably paid in full, each Finance Party and the Hedging Banks (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or Hedging Banks (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 18 (Guarantee and indemnity).

18.7	Deferral of the Guarantor's rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents and any Hedging Agreement have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by them of their obligations under the Finance Documents and any Hedging Agreement or by reason of any amount being payable, or liability arising, under this Clause 18 (Guarantee and indemnity):

(a)	to be indemnified by the Borrowers;

(b)	to claim any contribution from any other guarantor of the Borrowers' obligations under the Finance Documents or any Hedging Agreement;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties or the Hedging Banks under the Finance Documents and any Hedging Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents and any Hedging Agreement by any Finance Party or the Hedging Banks;

(d)
to bring legal or other proceedings for an order requiring the Borrowers to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against the Borrowers; and/or

(f)	to claim or prove as a creditor of the Borrowers in competition with any Finance Party or the Hedging Banks.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties and the Hedging Banks by the Borrowers under or in connection with the Finance Documents and any Hedging Agreement to be repaid in full on trust for the Finance Parties and the Hedging Banks and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

18.8	Additional security

The guarantee given by the Guarantor herein is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party or the Hedging Banks.

18.9	Norwegian Financial Agreements Act

The Guarantor specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)
§ 29 (as the Agent and/or any Finance Party and/or the Hedging Banks shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account the Guarantor might have with each of the Finance Parties or the Hedging Banks individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of an Event of Default hereunder and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to the Borrowers in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of the Borrowers' bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents or any Hedging Agreement that may be detrimental to its interest);

(f)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and any Hedging Agreement);

(g)
§ 67 (4) (that its liabilities hereunder shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and any Hedging Agreement);

(h)
§ 70 (as it shall not have any right of subrogation into the rights of the Finance Parties and the Hedging Banks under the Finance Documents and any Hedging Agreement until and unless the Finance Parties and the Hedging Banks shall have received all amounts due or to become due to them under the Finance Documents and any Hedging Agreement);

(i)
§ 71 (as the Finance Parties and the Hedging Banks shall have no liability first to make demand upon or seek to enforce remedies against the Borrowers or any other Security Interest provided in respect of the Borrowers' liabilities under the Finance Documents and any Hedging Agreement before demanding payment under or seeking to enforce its guarantee obligations hereunder);

(j)	§ 72 (as all interest and default interest due under any of the Finance Documents and any Hedging Agreement shall be secured by its obligations hereunder);

(k)	§ 73 (1) – (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement shall be secured by its guarantee obligations hereunder); and

(l)
§ 74 (1) – (2) (as it shall not make any claim against the Borrowers for payment by reason of performance by it of its obligations under the Finance Documents and any Hedging Agreement until and unless the Finance Parties and the Hedging Banks first shall have received all amounts due or to become due to them under the Finance Documents and any Hedging Agreement).

18.10	Guarantee Limitations

The guarantee and liability set out in this Clause 18 (Guarantee and indemnity ) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of applicable provisions under the laws of the relevant jurisdiction of the Guarantor.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each of the Borrowers and the Guarantor makes the representations and warranties set out in this Clause 19 (Representations) to each Finance Party on the date of this Agreement.

19.1	Status

(a)	Each Obligor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each Obligor and each of its Subsidiaries have the power to own its assets and carry on its business as it is being conducted.

(c)	No Obligor is a US Tax Obligor.

19.2	Binding obligations

(a)
The obligations expressed to be assumed by the relevant Obligor in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)
Save as provided herein or therein and/or as have been or shall be completed prior to the Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of the Vessels, for the Mortgages to constitute valid and enforceable first priority (and in case of the Second Priority Mortgage second priority) mortgage over the Vessels.

19.3	Non-conflict with other obligations

The entry into and performance by any of the Obligors of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

(a)
any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject, including any law, statute, rule or regulation implemented to combat money laundering and bribery;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

19.4	Power and authority

(a)
Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)
All necessary corporate, shareholder and other action have been taken by each Obligor to approve and authorize the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c)	Each Borrower acts for its own account by entering into the Finance Documents and obtaining the Facility.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;

(b)	to make the Finance Documents and the Transaction Documents admissible in evidence in its jurisdiction of incorporation; and

(c)	in connection with each Obligor’s business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

19.6	Governing law and enforcement

(a)	The choice of Norwegian law and any other applicable law respectively as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Norway and/or any other applicable jurisdiction in relation to a Finance Document will be recognised and enforced in the relevant Obligor’s jurisdiction of incorporation.

19.7	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings) or Clause 24.8 (Creditors' process) is currently pending or, to its knowledge, threatened in relation to any Obligor, and none of the circumstances described in Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings) or Clause 24.8 (Creditors' process) applies to any of the Obligors.

19.8	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.9	No filing or stamp taxes

Under the law of the relevant Obligor’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than the Mortgage and as otherwise stated in any legal opinion obtained by the Agent in connection with this Agreement).

19.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

19.11	No misleading information

(a)	Any factual information provided by any Obligor was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial information provided by any Obligor has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any Obligor being untrue or misleading in any material respect.

19.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Guarantor) during the relevant financial year.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of any Obligor) since the date of delivery of its latest financial statements.

19.13	Pari passu ranking

The relevant Obligor's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor or any of its Subsidiaries.

19.15	Title

The relevant Obligor will hold the legal title and/or will be the beneficial party, as the case may be, to the Mortgaged Assets.

19.16	No security

None of the Mortgaged Assets will from the first Utilisation Date be affected by any Security, and no Obligor will be a party to, nor is it or any of the Mortgaged Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Mortgaged Assets, save for (i) the Security created under the Security Documents, (ii) for liens (including but not limited to maritime liens defined as such pursuant to applicable law) arising solely by operation of law and/or in the ordinary course of business or (iii) otherwise as agreed with the Agent (on behalf of the Finance Parties and the Hedging Banks).

19.17	No immunity

No Obligor, nor any of their assets, are entitled to immunity from suit, execution, attachment or other legal process, and the relevant Obligor’s entry into of the Finance Documents and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

19.18	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.

19.19	Taxation

(a)	No Obligor is overdue in the filing of any Tax returns.

(b)
To the best of its knowledge and belief, no claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes which is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents.

(c)	The relevant Obligor is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Agent shall have been otherwise informed in writing.

19.20	Environmental compliance

Each of the Borrowers (and any of its Affiliates), the Technical Manager and any Charterers (if applicable) have performed and observed all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.

19.21	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents and the Transaction Documents.

19.22	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers (or any of their Affiliates), the Technical Manager, any Charterers and the Vessels have been complied with.

19.23	The Vessels

The Vessels are or will on the relevant Utilisation Date be:

(a)
in the absolute ownership of the relevant Borrower free and clear of all encumbrances (other than current crew wages and the Mortgage) and the relevant Borrower will be the sole, legal and beneficial owner of the relevant Vessel;

(b)	registered in the name of the relevant Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with ABS or such other classification society as approved by the Agent, free of all overdue requirements and other recommendations.

19.24	Financial Indebtedness

No Obligor is in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

19.25	Sanctions

(a)	Each Obligor, each of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions Laws;

(b)	No Obligor, nor any of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(ii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

19.26	Repetition

The Repeating Representations are deemed to be made by each of the Borrowers and the Guarantor by reference to the facts and circumstances then existing on the date of the Utilisation Request and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrowers shall supply or procure to supply to the Agent copies for all the Lenders of:

(a)	as soon as they are available and public, but in any event with 120 days after the end of its financial year;

(i)	the audited consolidated financial statements of the Guarantor for that financial year;

(ii)	the unaudited management accounts (profit and loss statement and balance sheet) of the Borrowers for that financial year;

(b)
as soon as they are available and public, but in any event within 90 days after the last day of each quarter the unaudited consolidated financial statements of the Guarantor for that financial quarter;

(c)	as soon as they are available, but in any event within 90 days after the end of its financial year, the financial projections of the Guarantor on an annual basis; and

(d)	such other financial and other information of any Obligor as the Lenders shall reasonably require from time to time.

20.2	Compliance Certificate

The Borrowers shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 20.1 (Financial statements), a Compliance Certificate signed by the chief financial officer of the Guarantor setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

20.3	Requirements as to financial statements

The Guarantor shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant Obligor) deliver to the Agent:

(a)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(b)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous

The Borrowers shall supply to the Agent (with copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrowers and the Guarantor to their shareholders generally (or any class of them) or their creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)
promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request, promptly, such information about the Vessels' classification records and status as the Agent may reasonably request;

(d)
promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such; and

(e)
promptly upon becoming aware that it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party.

20.5	Notification of default

(a)	Each of the Borrowers and the Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Notification of Environmental Claims

The Borrowers shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)
if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against the Borrowers (or any of its Affiliates), any Charterers, the Technical Manager or the Vessels; and

(b)
of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Borrowers (or any of their Affiliates), any Charterers, the Technical Manager or the Vessels,

where the claim would be reasonably likely, if determined against the Borrowers (or any of its Affiliates) or the Vessels, to have a Material Adverse Effect.

20.7	Market Value

(a)	The Borrowers shall arrange for, at its own expense, the Market Value of the Vessels to be determined on a quarterly basis.

(b)
The Borrowers shall forward the market valuations to the Agent (on behalf of the Finance Parties) together with the Valuation Certificate within ten (10) days after the end of each financial quarter and such valuations shall be issued no more than thirty (30) days prior to the date forwarded.

(c)
Should the Agent reasonably assume that a Default has occurred or may occur, or should a Vessel be sold or suffer a Total Loss, the Agent may arrange, or require the Borrowers to arrange, additional determinations of the Market Value of the Vessels at such frequency as the Agent (on behalf of Finance Parties) may request and at the Borrowers' expense.

20.8	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrowers or the Guarantor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers and/or the Guarantor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Lenders to carry out and be satisfied with the results of all applicable know your customer requirements.

20.9	Disclosure of information

The Borrowers and the Guarantor irrevocably authorise the Finance Parties to give, divulge and reveal from time to time information and details relating to its account, the Vessels, the Finance Documents, and the Loans and any other agreement entered into by the Obligors or information provided by the Obligors in connection with the Loans to (i) any private, public or internationally recognised authorities, (ii) the Finance Parties’ respective head office, branches and affiliates, and professional advisers, (iii) any other parties to the Finance Documents, (iv) a rating agency or their professional advisers, (v) any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Loans, (vi) any insurance company relevant to the Finance Parties, the Obligors, the Vessels and/or the Loans, and (vii) any other person(s) regarding the funding, refinancing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the Finance Parties’ rights and obligations. The Finance Parties agree not to disclose information to any third party outside of the scope of the disclosure described above and further agree not to disclose any more information for such purposes than is reasonably necessary.

21.	FINANCIAL COVENANTS

21.1	Financial covenants - the Guarantor

The Guarantor shall on a consolidated basis, measured and documented quarterly, at all times maintain:

(a)	unencumbered consolidated Cash of minimum the higher of (i) USD 20,000,000 and (ii) six per cent (6%) of the Total Interest Bearing Debt;

(b)
a Value Adjusted Tangible Net Worth of at least USD 200,000,000, but in any event the Value Adjusted Tangible Net Worth shall at all times be no less than twenty five per cent (25%) of the Value Adjusted Total Assets; and

(c)	a positive Working Capital.

21.2	Financial covenants - the Borrowers

(a)	The Original Borrower shall at all times, measured and documented quarterly, maintain a positive Working Capital.

(b)	Commencing as of 31 December 2016, each Upsized Borrower shall at all times, measured and documented quarterly, maintain a positive Working Capital.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

(a)
Each Obligor shall, and shall procure that their Affiliates, the Technical Manager, the Commercial Manager and any Charterer, shall comply in all respects with all laws, directives, regulations, decrees, rulings and such analogous rules to which it or its business may be subject.

(b)
Each Obligor shall, and shall procure that any Affiliate, the Technical Manager, the Commercial Manager and any Charterer comply in all respect with all Sanctions Laws and the laws of the Approved Ship Registry.

(c)
Each Obligor shall, and shall procure that none of them, nor any officer, employee or director will, take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.

(d)
Each Obligor and parties acting on its behalf shall observe and abide with any law, official requirement or other regulatory measure or procedure implemented to combat (i) money laundering (as defined in Article 1 of the Directive (2005/60/EC) of the council of the European Communities (as amended, supplemented and/or replaced from time to time)) and (ii) bribery and corrupt practices.

22.3	Negative pledge

(a)	The Borrowers shall not create or permit to subsist any Security over the Vessels or any of its assets.

(b)	The Guarantor shall not create or permit to subsist any Security over the Shares.

(c)	The Borrowers shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (a) and (b) above do not apply to any Security listed below:

(i)
any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, hereunder any rights of pledge and set-off in relation to a cash pool arrangement approved by the Agent (on behalf of the Finance Parties and the Hedging Banks);

(ii)
any lien (including but not limited to maritime liens defined as such pursuant to applicable law) arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(iii)	any Security entered into pursuant to any Finance Document;

(iv)
any cash collateral from an Obligor to any Hedging Bank as security (for its own account) for any swap transaction to be entered into between that Hedging Bank and an Obligor, and any cash collateral so placed by an Obligor with a Hedging Bank shall be released, discharged and (if required) deregistered immediately after evidence of registration of the Mortgages on all of the Vessels;

(v)
arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Borrower in the ordinary course of trading on arm's length terms and on the supplier's standard and usual terms; or

(vi)	Security consented to in writing by the Agent (on behalf of the Finance Parties).

22.4	Disposals and acquisitions

The Borrowers shall not:

(a)
Whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time, sell, transfer, lease out, grant options, grant rights of first refusal or otherwise dispose of the whole or any part of its undertakings, assets, including but not limited to the Vessels, or revenues (present or future) or agree to do so; or

(b)	acquire or replace an asset or acquire any shares; or

(c)
charter in any vessel or make any investment other than in the normal course of business related to the operation of the Vessels or incur any Financial Indebtedness other than in the normal course of business related to the operation of the Vessels, provided, however, that the Borrowers shall be entitled to obtain non-amortizing, Intra Group Loans from the Guarantor as long as such loans are fully subordinated to the Borrowers’ obligations under the Finance Documents with any interest thereunder to be accumulated and added to the outstanding loan amount and shall not be repaid as long as any amounts are outstanding under the Finance Documents and/or any Hedging Agreements, and pledged/assigned to the Agent (on behalf of the Finance Parties and the Hedging Banks) under an Intra Group Loans Assignment Agreement.

22.5	Merger

No Obligor shall enter into any form of amalgamation, merger, demerger or corporate reconstruction, or any acquisition of any other company or corporate entity.

22.6	Shareholding

The Guarantor shall always remain the 100 % owner of the Shares.

22.7	Change of business

No substantial change shall be made to the general nature of the business of Obligors from that carried on at the date of this Agreement, and the Borrowers shall not engage in any other business other than ownership and operation of the Vessels. The Guarantor shall always remain listed at the New York Stock Exchange.

22.8	Title

The Borrowers and/or the Guarantor (as the case may be) shall hold legal title to and own the entire beneficial interest in the Mortgaged Assets, free of all Security and other interests and rights of every kind, except for those created by the Financial Documents and as permitted in paragraph (c) of Clause 22.3 (Negative pledge).

22.9	Insurances – general

Each of the Borrowers and the Guarantor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

22.10	Earnings Accounts

The Borrowers shall maintain the Earnings Accounts with the Account Bank and ensure that all Earnings are paid to the Earnings Accounts.

22.11	Derivative transactions

The Borrowers shall not enter into any derivative transactions with other parties than the Hedging Banks unless the Hedging Banks have received a reasonable opportunity, in writing, to provide competitive rates to the Borrowers.

22.12	Distribution restrictions and subordination of inter-company debt

(a)
No Obligor shall distribute any dividends if a Default has occurred and is continuing or will occur, or after giving effect to such distribution, the Borrowers or the Guarantor is not in compliance with the Financial Covenants.

(b)
All (i) Intra Group Loans to the Borrowers, (ii) claims of the Guarantor against the Borrowers and (iii) amounts owed to the Technical Managers and/or Commercial Managers (provided the Technical Managers and/or Commercial Managers are Affiliates of the Borrowers or the Guarantor) shall always be fully subordinated to the obligations of the Borrowers under the Finance Documents.

22.13	Transaction Documents

The Borrowers shall procure that no material terms of any of the Transaction Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Agent (on behalf of the Finance Parties).

22.14	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

22.15	No change of name etc.

No Obligor shall change:

(a)	the end of its fiscal year;

(b)	its nature of business;

(c)	(applicable for the Borrowers only) its constitutional documents;

(d)	its legal name;

(e)	its type of organization; or

(f)	its jurisdiction;

without the prior written consent of the Agent (on behalf of the Finance Parties).

22.16	Sanctions

Each Obligor shall, and shall ensure that each of their Subsidiaries, and to the best of each Obligor’s knowledge its respective officers, directors, employees, managers and charterers is, and shall remain:

(a)	in compliance with all laws or regulations:

(i)	applicable to its business; and

(ii)	applicable to the Ship, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the Approved Ship Registry;

(b)	in compliance with any Environment Approvals; and

without limiting paragraph (a) above, not employ the Vessels nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws.

22.17	US Tax Obligor

No Obligor shall become a US Tax Obligor.

22.18	Use of Proceeds

No proceeds of any advance of a Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

23.	VESSEL UNDERTAKINGS

23.1	General

The undertakings in this Clause 23 (Vessel undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.2	Insurance – Vessels

(a)
The Borrowers shall maintain or ensure that the Vessels are insured against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability as normally adopted by the industry for similar units for an amount not less than USD 1,000,000,000, and freight, demurrage and defence cover), hull interest, freight interest and war risk insurances, including blocking and trapping, confiscation, terrorism and piracy, in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Agent shall approve, and always subject to the Nordic Marine Insurance Plan of 2013 latest version.

(b)
The (i) insurance value, except for protection & indemnity and Loss of Hire shall be at least equal to or higher than the Market Value of Each Vessel and (ii) aggregate insurance value for the Vessels shall be equal to or higher than hundred and twenty per cent (120%) of the Loan, whereof the hull and machinery insurance shall at all times cover at least eighty per cent (80%) of the insurable value (Hull and Machinery and Hull Interest) of each Vessel. The deductible of the Hull and Machinery insurance shall never be higher than such amount as the Agent may from time to time approve.

(c)
The Borrowers shall procure that the Security Agent (on behalf of the Finance Parties and the Hedging Banks) is noted as first priority mortgagee (and in respect of DHT Leopard, also as second priority mortgagee) in the insurance contracts, together with the confirmation from the underwriters, or confirmations from insurance brokers confirming this on behalf of underwriters, to the Security Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/certificates of entry are executed by the insurers and/or the insurance broker(s). The loss payable clause shall be in excess of USD 1,000,000.

(d)
Within 15 days prior to the Utilisation Date inform the Agent of with whom the Insurances will be placed and on what main terms they will be effected, and within reasonable time prior to the expiry date of the relevant Insurances, the Borrowers shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of the Vessels with insurance values as required by paragraph (b) above, that such Insurances are in full force and effect and that the Security Agent (on behalf of the Finance Parties and the Hedging Banks) have been noted as first priority mortgagee (and in respect of DHT Leopard, also as second priority mortgagee) by the relevant insurers.

(e)
The Borrowers shall allow for the Agent and/or any other Finance Party and/or any Hedging Bank to take out for the Borrowers' accounts a Mortgagee’s Interest Insurance and a Mortgagee’s Interest - Additional Perils Pollution Insurance (covering one hundred and twenty per cent (120%) of the Loan).

(f)	The Agent may also for the account of the Borrowers take out such other Insurances as the Finance Parties and the Hedging Banks may reasonably require considering the trading and flag of the Vessels.

(g)
If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Borrowers shall procure, except for protection & indemnity (where the Borrowers shall procure to obtain standard market undertakings in favour of the Security Agent with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurer broker shall undertake to the Security Agent that they shall neither set-off against any claims in respect of the Vessels any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of a Vessel if and when so requested by the Security Agent.

(h)
The Borrowers shall procure that the Vessels always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Borrowers will not make any material change to the insurances described under paragraph (a) above without the prior written consent of the Agent.

(j)	The Borrowers shall pay for an insurance opinion commissioned by the Agent to be prepared by an independent insurance consultant, in form and contents acceptable to the Agent.

23.3	Flag, name and registry

The Vessels shall be registered in an Approved Ship Registry. The Borrowers may move the Vessels to any other Approved Ship Registry by notifying the Agent in writing ten (10) Business Days in advance of such move of the Vessels.

23.4	Classification and repairs

The Borrowers shall, and shall procure that any Charterer shall, keep or shall procure that the Vessels are kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(a)	so as to maintain its class at the highest level with ABS or another IACS classification society approved by the Agent, free of overdue recommendations and qualifications; and

(b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to units registered under the flag state of the Vessels or to vessels trading to any jurisdiction to which a Vessel may trade from time to time;

(c)	not, without the prior written consent of the Agent (which shall not be unreasonably withheld), change the classification society of any the Vessels; and

(d)	not, without the prior written consent of the Agent, conduct modifications, repairs or remove parts which may reduce the value of the Vessels.

Within 15 days prior to the relevant Utilisation Date the Borrowers shall inform the Agent of the classification society the Vessels will be classed.

23.5	Inspections and class records

(a)
The Borrowers shall procure that the Agent's surveyor at the Borrowers' cost, is permitted to inspect the condition of the Vessels once a year, if so requested by the Agent, provided always that such arrangement shall not interfere with the operation of the Vessels and subject to satisfactory indemnities approved by the P&I insurers.

(b)
The Borrowers shall instruct the classification society to give the Agent access to class records and other information from the classification society in respect of the Vessels, by sending a written instruction in such form and substance as the Agent may require. The Agent shall also be granted electronic access to class records.

23.6	Surveys

The Borrowers shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessels and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however such requests are limited to once a year.

23.7	Notification of certain events

The Borrowers shall immediately notify the Agent of:

(a)	any accident to any Vessel involving repairs where the costs will or is likely to exceed five per cent (5%) of the insurance value of such Vessel;

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;

(c)	any exercise or purported exercise of any arrest or lien on a Vessel, their Earnings or the Insurances;

(d)	any occurrence as a result of which any Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(e)
the details of any claim, inquiry, action, suit, proceeding or investigation pursuant to Sanctions Laws against it, or any of its direct or indirect owners, Subsidiaries, and any of its respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken to answer or oppose such;

(f)	any of its direct or indirect owners, Subsidiaries, or any of its directors, officers, employees, agents or representatives becoming a Restricted Party; and

(g)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrowers or the Technical Manager or otherwise in connection with the Vessels.

23.8	Operation of the Vessels

(a)
The Borrowers shall procure that the Vessels are managed by the Technical Manager pursuant to a Technical Management Agreement and shall not, without the prior written consent of the Agent (which shall not be unreasonably withheld), change or allow the change of the technical management of the Vessels.

(b)
The Borrowers shall procure that each of the Technical Manager and the Commercial Manager signs, executes and deliver a manager’s undertaking in such form as the Agent (on behalf of the Finance Parties) reasonably may require.

(c)
The Borrowers shall, and shall procure that the Technical Manager shall, comply, or procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws, all Sanction Laws, the laws of the Approved Ship Registry, the United States Oil Pollution Act of 1990 and all other laws or regulations relating to the Vessels, their ownership, operation and management or to the business of the Borrowers and the Technical Manager and shall not employ the Vessels nor allow their employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and

(ii)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessels unless the Borrowers have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class unit owners within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

Without limitation to the generality of this Clause 23.8 (Operation of the Vessels), the Borrowers and the Technical Manager shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) of 1974 as adopted, amended or replaced from time to time including, but not limited to, the ISM Code or the ISPS Code. The Vessels shall not under any circumstances carry any nuclear waste/material.

23.9	ISM Code compliance

The Borrowers shall, and shall procure that the Technical Manager:

(a)	procure that the Vessels remains subject to a SMS;

(b)	procure that a valid and current SMC is maintained for the Vessels;

(c)	procure that the Technical Manager maintains a valid and current DOC;

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessels or of the DOC of the Technical Manager; and

(e)
immediately notify the Agent in writing of any "accident" or "major nonconformity", each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

23.10	Environmental compliance

The Borrowers shall, and shall to the extent reasonably possible procure that the Technical Manager and any Charterers shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessels, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to any of them and/or the Vessels.

23.11	Arrest

The Borrowers shall pay and discharge when due:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessels, the Earnings or the Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessels, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessels, the Earnings and the Insurances,

and forthwith (however not later than after twenty (20) Business Days) upon receiving a notice of arrest of a Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

23.12	Chartering

The Borrowers shall not, without the prior written consent of the Agent (acting on the instructions of all Lenders):

(a)	let any Vessel on bareboat charter for any period;

(b)	enter into any other agreement related to the chartering and operation of a Vessel exceeding twenty four (24) months; or

(c)	terminate, cancel, amend or supplement any Charterparty with a duration exceeding twenty four (24) months, nor assign such Charterparty or other contract of employment to any other person.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 (Events of Default) is an Event of Default (save for Clause 24.17 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error in the banking system; and

(b)	payment is made within three (3) Business Days of its due date.

24.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

24.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants), and Clauses 24.4 – 24.16), provided that if such non-compliance is, in the opinion of the Agent, capable of remedy:

(a)	the Agent notifies the Borrowers of such non‑compliance; and

(b)	such non‑compliance remains unremedied for a period of 30 calendar days.

For the avoidance of doubt, a breach of Clause 22.16 (Sanctions), Clause 23.2 (Insurance - Vessels), Clause 23.3 (Flag, name and registry) and Clause 23.4 (Classification and repairs) are not capable of remedy.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 24.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 100,000 in respect of the Borrowers and USD 5,000,000 of the Guarantor.

24.6	Insolvency

(a)
Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of their assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 24.7 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

24.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of USD 1,000,000 and is not discharged within thirty (30) days.

24.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents.

24.10	Repudiation

(a)	An Obligor repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.

(b)	Any Transaction Document ceases to be legal, valid, binding, enforceable or effective.

24.11	Material adverse change

Any event or series of events occur which, in the opinion of the Majority Lenders, has or is likely to have a Material Adverse Effect, including but not limited to (i) instability affecting the country where the Vessels are flagged, (ii) changes in global economic and/or political developments and (iii) changes in the international money and/or capital markets.

24.12	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a part of its business.

24.13	Insurances

Any insurance policy taken out in respect of the Vessels is cancelled, revoked or lapses, or any insurance claim(s) by the Borrowers is repudiated following a Total Loss.

24.14	Failure of security

Any Security Document or security arrangements created or intended to be created in favour of the Finance Parties and/or a Hedging Bank at any time becomes wholly or partially invalid, ineffective, imperfect or nonexistent or unenforceable.

24.15	Litigation

Any of the Obligors is subject to an unsatisfied, uninsured judgment in its disfavour following final appeal and this is likely to have a Material Adverse Effect.

24.16	Breach of the terms of a Hedging Agreement

Any occurrence with respect to the Borrowers and/or its Credit Support Provider(s) (as defined in the Hedging Agreement) as, if applicable, set out in any Hedging Agreement Section 5(a) (Events of Default) or Section 5(b) (Termination Events) except for any Additional Termination Event due to any ordinary, voluntary or mandatory prepayment in accordance with the Loan Agreement Clauses 6 (Repayment) and 7 (Prepayment and cancellation).

24.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25 (Changes to the Lenders), a Lender (the "Existing Lender") may assign and transfer any of its rights and/or obligations hereunder to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender"), provided that no assignment or transfer can be made to an Obligor or any of their Affiliates.

The Lenders shall notify the Borrowers of any proposed assignment or transfer, unless an Event of Default has occurred.

The consent of the Borrowers is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of a Lender;

(b)	to a Central Bank, Federal Reserve or to another state-owned entity; or

(c)	made at a time when an Event of Default is continuing.

The consent of the Borrowers to an assignment or a transfer must not be unreasonably withheld or delayed. The Borrowers shall be deemed to have given their consent fifteen (15) Business Days after that Lender has requested it unless consent is expressly refused by the Borrowers within that time.

25.2	Conditions of assignment or transfer

(a)
An assignment or a transfer requiring the Borrowers' consent shall only be effective (i) on receipt by the Agent of (x) written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender shall assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender and (y) all required know your customer documentation,  (ii) on the New Lender’s payment of a transfer fee of USD 5,000 to the Agent and (iii) if the Commitment that is to be transferred to a New Lender is in the minimum amount of USD 10,000,000.

(b)	A transfer will only be effective if the procedure set out in Clause 25.4 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers or the Guarantor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(d)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.4	Procedure for transfer

(a)
Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 25.6 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

25.5	Copy of Transfer Certificate to the Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

25.6	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.4 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than three (3) Months, on the next of the dates which falls at three (3) Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.6 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

25.7	Securitisation

The Agent or the Lenders may include the Loan in a securitisation or similar transaction without the consent of, or any consultation with the Borrowers and/or the Guarantor. The Agent and/or the Lenders (as the case may be) shall have full right of disclosure of information in connection with or in contemplation of such securitisation (or similar transaction). The Borrowers and the Guarantor shall assist the Agent as necessary to achieve a successful securitisation (or similar transaction), hereunder inter alia the following:

(a)	Keep bank accounts where requested by the Agent and procure that the Earnings are paid to any such account; and

(b)	Procure that the Insurances according to Clause 23.2 (Insurance – Vessels) are placed with insurers of the requisite rating;

provided however that the Borrowers and/or the Guarantor shall not be required to bear any costs related to any such securitisation.

25.8	Security over Lenders' rights

In addition to the other rights provided in this Clause 25 (Changes to the Lenders), each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(c)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(d)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE MANDATED LEAD ARRANGERS

27.1	Appointment of the Agent

(a)
Each other Finance Party and the Hedging Banks appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender, the Hedging Banks and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

(b)
Each other Finance Party and the Hedging Banks also appoints the Agent to act as security trustee on its behalf solely for the purpose of acting as security trustee and mortgagee under the Mortgages and the Agent hereby accepts such appointment for such purpose. The provisions of this Clause 27 (Role of the Agent, the Security Agent and the Mandated Lead Arrangers) shall apply to the Agent equally in its capacity as security trustee.

(c)
Each other Finance Party and the Hedging Banks authorises the Agent, and each Lender, the Hedging Banks and the Agent authorises the Security Agent, to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions

(d)
Except where the context otherwise requires, references in this Clause 27 (Role of the Agent, the Security Agent and the Mandated Lead Arrangers) to the "Agent" shall mean the Agent and the Security Agent individually and collectively.

27.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 25.5 (Copy of Transfer Certificate to the Borrowers), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties and the Hedging Banks.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party and the Hedging Banks (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties and the Hedging Banks.

(f)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with any Obligor

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor.

27.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrowers (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of both the Borrowers and the Guarantor.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders' instructions

(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender or the Hedging Banks (without first obtaining that Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.8	Responsibility for documentation

Neither the Agent nor any Mandated Lead Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9	Exclusion of liability

(a)
Without limiting paragraph (b) below, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent or any Mandated Lead Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Mandated Lead Arranger.

27.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent

(a)	The Agent may resign as Agent and/or Security Agent and appoint one of its Affiliates as successor by giving notice to the other Finance Parties, the Hedging Banks and the Borrowers.

(b)
Alternatively the Agent may resign as Agent and/or Security Agent by giving thirty (30) days' notice to the other Finance Parties, the Hedging Banks and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent and/or Security Agent.

(c)
If the Majority Lenders have not appointed a successor Agent and/or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent and/or Security Agent.

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation as Agent and/or Security Agent (as the case may be) in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 (Role of the Agent, the Security Agent and the Mandated Lead Arrangers). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign as Agent and/or Security Agent in accordance with paragraph (b) above. In this event, the Agent shall resign as Agent and/or Security Agent in accordance with paragraph (b) above.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 12.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.12	Confidentiality

(a)
In acting as agent for the Finance Parties and the Hedging Banks, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.13	Relationship with the Lenders

(a)
Subject to Clause 25.6 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and sub-paragraph (a)(iii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.14	Credit appraisal by the Lenders and the Hedging Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and the Hedging Banks confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender or Hedging Banks have recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES OR THE HEDGING BANKS

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party or the Hedging Banks to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party or the Hedging Banks to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party or the Hedging Banks to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)
This Clause 29 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent by not less than five (5) Business Days' notice.

30.3	Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it from that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents; and

(v)	fifthly, in or towards any periodic payments and any other amounts due but unpaid under any Hedging Agreement.

(b)	The Agent shall, if so directed by the all Lenders, vary the order set out in sub-paragraphs (a)(i) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Borrowers and Guarantor

All payments to be made by the Borrowers or the Guarantor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

31.	SET-OFF

(a)
A Finance Party may set off any matured or un-matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured or un-matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
Each Borrower and Guarantor hereby agrees and accepts that this Clause 31 (Set-off) shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law that Section 29 of the FA Act shall not apply to this Agreement.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail, fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrowers and the Guarantor;

c/o DHT Management AS
Haakon VII's gate 1
P.O. Box 2039 Vika
0125 Oslo
Norway

(b)	in the case of the Security Agent and Agent, that identified with its name below,

Nordea Bank Norge ASA
Essendropsgate 7
0368 Oslo
Norway

Att: Structured Loan Services
Email: sls.shipping.norway@nordea.com
Telefax: +47 22 48 42 78

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address, e-mail and fax number

Promptly upon receipt of notification of an address, e-mail or fax number or change of address, e‑mail or fax number pursuant to Clause 32.2 (Addresses) or changing its own address, e-mail or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)
Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the relevant Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)	Clause 2.2 (Finance Parties' rights and obligations), Clause 25 (Changes to the Lenders) or this Clause 36 (Amendments and waivers);

(vii)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity);

(viii)
release of any Security created by the Security Documents unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing;

(ix)	change to any Obligor;

(x)	governing law and jurisdiction;

(xi)	the manner in which the proceeds after enforcement are being applied; or

(xii)	any change to the Security Documents

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent or any Mandated Lead Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the relevant Mandated Lead Arranger.

(c)	An amendment or waiver which relates to the rights or obligations of a Hedging Bank (each in its capacity as such) may not be effected without the consent of the relevant Hedging Bank.

37.	CONFIDENTIALITY

37.1	Confidential information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and related funds any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, related funds, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Obligors and to any of that person's Affiliates, related funds, representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom sub-paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 27.13 (Relationship with the Lenders);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Clause 25.8 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Obligors;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to sub-paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)
in relation to sub-paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom sub-paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master confidentiality undertaking for Use With Administration/ Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(e)	as set out in Clause 25.7 (Securitisation) of this Agreement.

37.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Obligors the following information:

(i)	name of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	the Final Maturity Date;

(xii)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Obligors represent that none of the information set out in sub-paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

37.4	Entire agreement

This Clause 37 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (b)(ii) of Clause 37.2 (Disclosure of Confidential Information), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37 (Confidentiality).

37.7	Continuing obligations

The obligations in this Clause 37 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

38.1	Confidentiality and disclosure

(a)
The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)
any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor , as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)
The Agent's obligations in this Clause 38 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to sub-paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

38.2	Related obligations

(a)
The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)
of the circumstances of any disclosure made pursuant to sub-paragraph (c)(ii) of Clause 38.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 38 (Confidentiality of Funding Rates and Reference Bank Quotations)

38.3	No Event of Default

No Event of Default will occur under Clause 24 (Events of Default) by reason only of an Obligor's failure to comply with this Clause 38 (Confidentiality of Funding Rates and Reference Bank Quotations).

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	CONFLICT

40.1	Conflict

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

40.2	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement is governed by Norwegian law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)
The courts of Norway, the venue to be Oslo District Court (in Norwegian: Oslo tingrett) have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a "Dispute").

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 42.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Borrower and Guarantor:

(a)
irrevocably appoints DHT Management AS, Haakon VII's gate 1, P.O. Box 2039 Vika, 0125 Oslo, Norway as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Borrower and/or Guarantor of the process will not invalidate the proceedings concerned.

If any process agent appointed shall cease to exist for any reason where process may be served, each Borrower or Guarantor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Lenders

Name of Original Lender:	DHT Leopard Commitment:	Upsized Commitment
DNB Bank ASA Dronning Eufemias gate 30 0191 Oslo Norway	USD 25,000,000 (Outstanding at the date hereof: USD 24,375,000)	USD 20,000,000
Nordea Bank Norge ASA Essendropsgate 7 0368 Oslo Norway	USD 25,000,000 (Outstanding at the date hereof: USD 24,375,000)	USD 20,000,000
	Total USD 50,000,000 (Outstanding at the date hereof: USD 48,750,000)	Total USD 40,000,000

SCHEDULE 2

Conditions Precedent

Part I

[INTENTIONALLY DELETED]

Part II

Conditions Precedent to a Utilisation

1.	Relating to each of the Borrowers (except DHT Leopard Limited)

(a)	Certified copies of the constitutional documents of the relevant company (unless already provided);

(b)	Certificate of Incorporation, extract from the relevant Company Registry and/or updated Certificate of Good Standing (unless already provided);

(c)	A certified copy of a resolution of the board of directors of the relevant company:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents and any Hedging Agreement to which it is a party and resolving that it execute the Finance Documents and any Hedging Agreement to which it is a party;

(i)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(ii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)
A copy of the passports of any Director of the relevant company and of each other person signing any Finance Documents, and specimen of the signature of such persons if not evidenced by the passport copy;

(e)	An original Power of Attorney (notarised and legalised if requested by the Agent);

(f)
A certificate of an authorised signatory (including any authorised director, secretary, treasurer or chief financial officer) of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other Transaction Documents to which they are respective parties.

3.	Finance Documents

(a)	The Mortgages;

(b)	The Assignment Agreements;

(c)	A Notice of Assignment of Insurances and acknowledgement thereof or standard letters of undertaking;

(d)	A Notice of Assignment of Earnings and acknowledgement thereof;

(e)	The Pledges of Earnings Accounts (if not included in the Assignment Agreements); and

(f)	Any Deeds of Assignment and the notices and acknowledgements required thereunder.

(All Finance Documents to be delivered in original).

4.	Documents relating to the Upsized Vessels

(a)
Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Upsized Vessels in accordance with Clause 23.2 (Insurance - Vessels), and evidencing that the Agent's Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement;

(b)	A certified copy of any Charterparty;

(c)	A copy of the current DOC;

(d)	A copy of any Technical Management Agreement;

(e)	A copy of any Commercial Management Agreement;

(f)
A certified copy of updated confirmations of class (or equivalent) in respect of the Upsized Vessels from the relevant classification society, confirming that the Vessels are classed in accordance with Clause 23.4 (Classification and repairs), free of extensions and overdue recommendations;

(g)	A copy of the Upsized Vessels' current SMC;

(h)	A copy of the Upsized Vessels' ISSC; and

(i)	Updated valuation certificates from two Approved Brokers in respect of the Upsized Vessels issued no more than thirty (30) days prior to the Utilisation Date.

(j)
Evidence (by way of transcript of registry) that the Upsized Vessels are registered in the name of the relevant Borrower in an Approved Ship Registry acceptable to the Agent, that the Mortgages relating thereto have been, or will in connection with Utilisation of the Upsized Loan be, executed and recorded with their intended first priority against the Vessels and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessels.

5.	Legal opinions

The following documents to be received by the Agent latest on the Utilisation Date:

(a)
If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to Utilisation;

(b)
If any Mortgaged Asset is situated in a jurisdiction other than Norway, or any Finance Document is subject to any other choice of law than Norwegian law, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to Utilisation; and

(c)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in the Security Documents, if not a Party to this Agreement, has accepted its appointment;

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

(c)	The Utilisation Request at least three (3) Business Days prior to the Utilisation Date;

(d)
A favourable opinion from the Agent's insurance consultants at the expense of the Borrowers confirming that the required insurances have been placed and are acceptable to the Agent and that the underwriters are acceptable to the Agent;

(e)	An original Compliance Certificate confirming that the Borrowers and the Guarantor are in compliance with the financial covenants as set out in Clause 21 (Financial covenants);

(f)
Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees), Clause 16 (Costs and expenses) and any Fee Letters have been paid or will be paid by the Utilisation Date;

(g)	Any agreements in respect of Intra Group Loans and evidence that they are subordinated to the obligations of the Borrowers under the Finance Documents and any Hedging Agreements;

(h)	Manager’s undertakings from the Technical Manager and the Commercial Manager in such form as the Agent may reasonably require; and

(i)	Any other documents as reasonably requested by the Agent, hereunder any additional documentation required for any Finance Party to comply with their Know Your Customer requirements.

SCHEDULE 3

Requests

Part I
Form of Utilisation Request

From:	[ ]

To:	Nordea Bank Norge ASA

Dated:

Dear Sirs

[                         ]– USD 88,750,000 Facilities Agreement

dated [   ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Upsized Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
[                         ]

Part II
Form of Selection Notice

From:	[ ]

To:	Nordea Bank Norge ASA as Agent

Dated:

Dear Sirs

[                         ]– USD 88,750,000 Facilities Agreement dated [   ] (the "Agreement")

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan in respect of the Vessel [ ] with an Interest Period ending on [ ].

3.	We request that the next Interest Period for the Loan is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

.....................................
authorised signatory for
[name of Borrowers]

SCHEDULE 4

Form of Transfer Certificate

To:	Nordea Bank Norge ASA as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

[                         ]– USD 88,750,000 Facilities Agreement
dated [   ] (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.4 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 25.3 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:

By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

[Agent]

By:

SCHEDULE 5

Form of Compliance Certificate

To:	Nordea Bank Norge ASA as Agent

From:	[ ]

Dated:

Dear Sirs
[                         ] – USD 88,750,000 Facilities Agreement
dated [   ] (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as of [insert date] the Guarantor has on a consolidated basis:

The Guarantor has on a consolidated basis (Clause 21.1 (Financial covenants – the Guarantor)):

a)	Minimum Value Adjusted Tangible Net Worth

Requirement:	Value Adjusted Tangible Net Worth of at least USD 200,000,000, but the Value Adjusted Tangible Net Worth shall in any event minimum 25 % of the Value Adjusted Total Assets

Value Adjusted Tangible Net Worth*	USD…………….

Value Adjusted Total Assets*	USD …………….

In Compliance	Yes/No

*) as per enclosed calculations

b)	Minimum Cash

Requirement:	The higher of USD 20,000,000 and 6 % of the Total Interest Bearing Debt

Minimum Cash*	USD ……………./……..%

Total Interest Bearing Debt*	USD……………../……..%

*) as per enclosed calculations

In Compliance	Yes/No

c)	Working Capital

Requirement:	Positive

Current Assets	USD……………., less

Current Debt	USD…………….

In Compliance	Yes/No

3.	We confirm as of [insert date] the following with regards to each Borrower (reference is made to Clause 21.2 (Financial covenants – the Borrowers)):

Working Capital

Requirement: Positive

Calculation: Current Assets less Current Debt

Borrower	Current Assets	Current Debt	In Compliance
DHT Leopard			Yes/No
Chris Tanker Corporation			Yes/No
Ann Tanker Corporation			Yes/No
Cathy Tanker Corporation			Yes/No
Sophie Tanker Corporation			Yes/No

4.	We confirm that no Default is continuing.

Please find enclosed a copy of our financial statements, together with updated valuation certificates in respect of the Vessels.

Yours faithfully

.....................................

DHT Holdings, Inc.

CFO

SCHEDULE 6

Form of Interest Notification

To:	the BORROWERS

Date:	[●]

USD 88,750,000 Facilities Agreement dated [●] (the "Agreement")

For the purpose of the Norwegian Financial Contracts Act, we inform you that the nominal interest rate for the Upsized Loan stated below is based upon the aggregate of the current LIBOR and the Margin for a [three (3)] months Interest Period. The calculation of the effective interest rate for the Loan is based upon the aggregate of the nominal interest rate, fees, costs and expenses (to be accrued) for three (3) months Interest Periods. Furthermore, the calculation is based upon a linear repayment in accordance with the Agreement.

As per [●] these interest rates were:

Nominal interest rate: [●] p.a.

Effective interest rate: [●] p.a.

We emphasise that these interest rates are to be regarded as examples due to the variation of interest rates of USD in the Eurocurrency market from time to time, variations of interest rates between optional Interest Periods, and furthermore, in respect of effective interest rates, variations as a result of the accrued fees, costs and expenses from time to time and variations in case of non-linear repayment or prepayment.

This letter is supplemental to the Agreement and terms used herein shall have the same meaning as defined in the Agreement.

Yours faithfully,
NORDEA BANK NORGE ASA

By:

We hereby acknowledge receipt of this letter.

THE BORROWERS

By:

SCHEDULE 7

Form of Valuation Certificate

To:	Nordea Bank Norge ASA as Agent

From:	[ ]

Dated:

Dear Sirs,

[                         ] – USD 88,750,000 Facilities Agreement
dated [   ] (the "Agreement")

1.	We refer to the Agreement. This is a Valuation Certificate. Terms defined in the Agreement have the same meaning when used in this Valuation Certificate.

2.
We confirm that the Market Value of the Vessels are [    ] % and is thereby in compliance with Clause 7.5 (Market Value) (setting out that the Market Value shall not fall below 135%). The Market Value for the Vessels are as follows:

Name of Vessel:	Valuation from [Approved Broker]	Valuation from [Approved Broker]	Average Market Value:
DHT Leopard
DHT Chris
DHT Ann
DHT Cathy
DHT Sophie

3.	Please see attached hereto relevant supporting documentation and calculations to ensure compliance with Clauses 20.7 (Market Value) and Clause 7.5 (Market Value):

Yours sincerely,

For and on behalf of the Obligors:

By:

Name:

Title: [authorised signatory]

Company: DHT Holdings, Inc.

SCHEDULE 8

Borrowers, Vessels, Loans

DHT LEOPARD

Borrower	shareholder	Vessel	DHT Leopard Loan (at the date of this agreement)
DHT Leopard Limited	The Guarantor	DHT Leopard 299,629 DWT 2016 VLCC	USD 48,750,000

UPSIZED VESSELS

Borrower	shareholder	Vessel	Upsized Loan (at the date of this agreement)
Chris Tanker Corporation	DHT Maritime	DHT Chris 309,285 2001 VLCC	USD 11,859,296
Ann Tanker Corporation	DHT Maritime	DHT Ann 309,327 DWT 2001 VLCC	USD 11,859,296
Cathy Tanker Corporation	DHT Maritime	DHT Cathy 111,928 DWT 2004 Aframax	USD 8,442,211
Sophie Tanker Corporation	DHT Maritime	DHT Sophie 112,045 DWT 2003 Aframax	USD 7,839,196

Total			USD 88,750,000

EXECUTION PAGE

Borrower:		Borrower:
DHT LEOPARD LIMITED		CHRIS TANKER CORPORATION

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe	Name:	Eirik Ubøe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Borrower:		Borrower:
ANN TANKER CORPORATION		CATHY TANKER CORPORATION

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe	Name:	Eirik Ubøe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Borrower:		Guarantor:
SOPHIE TANKER CORPORATION		DHT HOLDINGS, INC.

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe	Name:	Eirik Ubøe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Original Lender:		Original Lender:
DNB BANK ASA		NORDEA BANK NORGE ASA

By:	/s/ Sunniva Kinsella	By:	/s/ Sunniva Kinsella
Name:	Sunniva Kinsella	Name:	Sunniva Kinsella
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Mandated Lead Arranger:		Mandated Lead Arranger:
DNB BANK ASA		NORDEA BANK NORGE ASA

By:	/s/ Sunniva Kinsella	By:	/s/ Sunniva Kinsella
Name:	Sunniva Kinsella	Name:	Sunniva Kinsella
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Hedging Bank:		Hedging Bank:
DNB BANK ASA		NORDEA BANK FINLAND PLC.

By:	/s/ Sunniva Kinsella	By:	/s/ Sunniva Kinsella
Name:	Sunniva Kinsella	Name:	Sunniva Kinsella
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Agent:		Security Agent:
NORDEA BANK NORGE ASA		NORDEA BANK NORGE ASA

By:	/s/ Sunniva Kinsella	By:	/s/ Sunniva Kinsella
Name:	Sunniva Kinsella	Name:	Sunniva Kinsella
Title:	Attorney-in-fact	Title:	Attorney-in-fact

***

We hereby accept appointment as process agent for each of the Obligors pursuant to the Agreement Clause 42.2 (Service of process).

DHT MANAGEMENT AS

By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe
Title: